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FD
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NexCen Brands Files First Quarter 2009 and
Full Year 2008 Financial Reports with the SEC

2008 Audited Financial Statements Contain No Material Changes
to Previously Announced Results

Operating Income of $1.8 Million in First Quarter 2009
 vs. Operating Loss of $2.6 Million in First Quarter 2008

Positive Cash Generated from Continuing Operations in Q109,
First Time in 12 Quarters

NEW YORK – October 6, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today announced that it has filed its 2008 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the periods ending December 31, 2008 and March 31, 2009, respectively, with the Securities and Exchange Commission (SEC). The financial statements for these periods contain no material changes from the selected results previously announced on September 22, 2009.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, Inc., stated, “Our team continues to work diligently to regain compliance with the SEC’s financial reporting requirements. At the same time, we remain focused on executing our strategic plan.  From the first quarter of 2008 to the first quarter of 2009, we have expanded our international presence, reduced our debt and improved financial results.  We look forward to continuing to strengthen our operations and expand our global franchised brands.”

First Quarter 2009 Financial Highlights

The operating results for the first quarter ended, March 31, 2009 are as follows:

▪	Total revenues remain as previously reported at $11.9 million compared to $10.2 million in the first quarter of 2008.

▪	Total operating expenses remain as previously reported at $10.1 million compared to $12.8 million in the first quarter of 2008.

▪	Operating income was $1.8 million in first quarter 2009, compared to an operating loss of $2.6 million in the first quarter of 2008.

▪
The Company’s loss from continuing operations in the first quarter of 2009 was $0.7 million, or $0.02 per fully diluted share, improving from a loss in the first quarter of 2008 of $6.4 million, or $0.11 per fully diluted share. Operating results exclude businesses that were discontinued during 2008 (Bill Blass, Waverly and UCC Capital).

▪
Cash generated from operations remain as previously reported at $0.4 million in first quarter of 2009 compared to cash used in operations of $4.2 million in first quarter 2008.  The first quarter of 2009 was the first quarter in three years in which the Company generated cash from its operations.

▪
The Company had total cash as previously reported of approximately $8.3 million as of March 31, 2009, compared to total cash of $20.7 million at March 31, 2008 and total cash of $8.3 million at December 31, 2008.

▪	The outstanding debt balance as previously reported was $142.5 million at March 31, 2009 compared to $178.7 million at March 31, 2008 and $142.3 million at December 31, 2008.

Full Year 2008 Financial Highlights

The audited operating results for the full year ended December 31, 2008 are as follows:

▪	Total revenues in 2008 remain as previously reported at $47.0 million compared to $19.6 million in 2007.

▪
Operating expenses were $194.2 million in 2008 compared to $26.7 million in 2007.  Operating expenses in 2008 encompassed many significant expenses that are specific to the events of 2008, including impairment charges related to intangible assets of $137.9 million, $3.9 million in professional fees related to special investigations, and $1.1 million in restructuring charges.

▪	Operating loss in 2008 was $147.2 million compared to $7.1 million in 2007.

▪
Pre-tax loss from continuing operations was $159.6 million versus $8.0 million in 2007. Excluding significant special items, pre-tax loss on an adjusted non-GAAP basis was $10.5 million in 2008. A table displaying the adjustments to pre-tax loss from continued operations is provided below.

▪	Loss from continuing operations in 2008 was $153.6 million, or $2.71 per fully diluted share, compared to $8.9 million, or $0.17 per fully diluted share, in 2007.

▪
Net loss from discontinued operations in 2008 was $102.2 million, which includes impairment charges of $104.4 million and a net loss of approximately $10.6 million on the sale of the Waverly and Bill Blass brands.

▪	Net loss in 2008 was $255.8 million, or $4.52 per fully diluted share, compared to $4.9 million, or $0.09 per fully diluted share, in 2007.

▪	Cash used in operations in 2008 was $10.4 million compared to cash used in operations in 2007 of $3.4 million.

NexCen faced a number of challenges in 2008, both internal and external. Starting in May 2008, the Company sought to address the immediate financial and operational challenges that it faced. By December 31, 2008, the Company had reduced non-essential staff and recurring expenses; restructured its credit facility; sold its Waverly and Bill Blass businesses; made significant changes in management, its management structure and corporate governance; and improved its corporate infrastructure and internal control environment. The events of 2008 and the Company’s responsive actions had a significant impact on its 2008 financial results, which are not expected to recur, primarily due to impairment expenses related to its intangible assets, restructuring charges, and increased professional fees related to the internal and external investigations in second and third quarter of 2008.  First quarter 2009 results reflect the Company’s restructured business and cost reduction efforts.

The following table details the Company’s adjusted operating results for each 2008 quarter and the first quarter of 2009.

Non-GAAP Adjustments to Loss from

Pre-Tax Continuing Operations for the Rolling Five-Quarter

	2008					2009
	Q1	Q2	Q3	Q4	Total	Q1
Pre-tax loss from continuing operations (GAAP)	$(5,105)	$(116,841)	$(32,215)	$(5,405)	$(159,566)	$(658)
Addback:
Impairment of intangible assets[1]	-	(109,733)	(28,148)		(137,881)
Special investigations[2]	-	(1,932)	(1,640)	(325)	(3,897)	(33)
Financing charges[3]	(37)	(889)	(791)	(97)	(1,814)	(33)
Restructuring and other charges[4]	(732)	(1,500)	(725)	(444)	(3,401)	(444)
Stock compensation[5]	-	-	-	(2,100)	(2,100)	-
Total special items	(769)	(114,054)	(31,304)	(2,966)	(149,093)	(510)
Pre-tax loss from continuing operations (Pro-forma)	$(4,336)	$(2,787)	$(911)	$(2,439)	$(10,473)	$(148)

1.
Impairment of intangible assets - During 2008, the Company determined that it was necessary to evaluate goodwill and trademarks for impairment between annual tests due to a decline in the Company’s stock price and deterioration of the economy.

2.
Special investigations - The Company incurred outside legal fees related to special investigations, namely, investigations conducted at the direction of the Audit Committee of the Board of Directors, the Company and the SEC, respectively, regarding the Company’s public disclosures of previously undisclosed terms of a January 2008 amendment of our credit facility as in effect as of such date.

3.	Financing charges - Consist of legal fees related to the August 2008 restructuring of, and subsequent amendments to, our credit facility with BTMU Capital Corporation.

4.
Restructuring and other charges - Restructuring and other charges includes severance expenses for employees terminated and accelerated depreciation of corporate assets, both due to the changes in the Company’s business.

5.
Stock compensation - Stock compensation expense of $2.1 million in the fourth quarter 2008 resulted from the acceleration of certain employee stock options that were voluntarily cancelled pursuant to the Company’s stock option cancellation program. Total stock compensation expense for the year ended December 31, 2008 was $5.3 million.

Excluding special items that were specific to 2008, pre-tax loss from continuing operations was $10.5 million.

Mr. Hall concluded, “As we look to the reminder of the year and beyond, we will continue to build on our accomplishments. Over the past 18 months, we have launched our franchised brands into 13 new countries and introduced new brands in 10 of our existing international markets. Most recently, we executed a franchise agreement that allows for our six franchised brands to be represented in countries throughout Africa, which we believe demonstrates the power and transportability of our master franchise platform. We remain committed to growing our core business and increasing the reach of our franchised brands.”

2009 10-Q’s

With the filings of its 2008 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2009, the Company continues to make progress towards becoming fully compliant with the SEC’s financial reporting requirements. The Company expects to file as soon as possible its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, after which the Company intends to timely file its reports for subsequent periods as required by SEC rules and regulations.

Conference Call Information

The Company will be holding a conference call today at 5:00 pm EDT to review its full year results from the fiscal year ended December 31, 2008 and first quarter results for the period ended March 31, 2009.  The conference call may be accessed by dialing 800-944-8766 or 317-713-0002, access code: 27689.  A replay of the call will be available through October 16, 2009, by dialing 1-866-281-6782, access code: 154227.  The broadcast will be available through the ‘Investor Relations’ link at http://www.nexcenbrands.com/ and will be archived online shortly after the conference call until December 31, 2009.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 are available on the Company’s website at http://www.nexcenbrands.com, under the “Investor Relations” tab, or through the SEC’s website at http://www.sec.gov.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the expected timing for filing additional SEC reports, expectations for the future performance of the Company’s brands and expectations regarding the impact of recent developments on its business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) the Company’s efforts to focus on the franchise business as its core business may not be successful and may not improve the performance of the Company; (2) economic conditions may deteriorate in international and domestic markets, which could negatively impact the Company’s business and financial performance, (3) the Company’s inability to file its financial reports within the prescribed timeframes and the failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2007 may subject the Company to governmental investigations or third-party claims, (4) continued delays in the Company’s compliance with the Securities and Exchange Commission’s filing requirements may negatively impact the Company, (5) increases in LIBOR, which affects the interest rate on approximately 61% of the debt outstanding under the Company’s current bank credit facility, will increase its interest expenses, (6) the substantial debt service obligations and extensive covenants in the Company’s current bank credit facility may restrict its ability to respond to changing market conditions, and (7) other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.